Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Ambow Education Holding Ltd. on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated April 18, 2018, with respect to our audits of the consolidated financial statements of Ambow Education Holding Ltd. as of December 31, 2016 and 2017 and for the years ended December 31, 2015, 2016 and 2017, included in Form F-1 Amendment # 9 (File Number 333-220207) and the related Prospectus of Ambow Education Holding Ltd. for registration of its common stock.

/s/Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

Guangzhou, China

May 31, 2018